UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 8, 2010

The Charles Schwab Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  1-9700

Delaware	94-3025021
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

211 Main Street, San Francisco, CA 94105
(Address of principal executive offices, including zip code)

(415) 667-7000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

As disclosed previously, The Charles Schwab Corporation (the Company) has been responding to consolidated class action litigation filed between March and May 2008, relating to the Schwab YieldPlus Fund, an ultra-short bond fund. On April 23, 2010, the Company entered into a settlement agreement with plaintiffs, and without admitting liability, agreed to a total of $200 million to resolve plaintiffs' federal law claims. On May 14, 2010, the Company entered into a settlement agreement with plaintiffs, and without admitting liability, agreed to resolve plaintiffs' state law claim for $35 million. The settlement agreements were preliminarily approved by the court on May 26, 2010, and remain subject to final court approval. On October 14, 2010, the court issued an opinion interpreting the proposed settlement terms and holding that federal securities law class members resident outside of California would not be precluded under the proposed settlement agreements from bringing further claims under California law against the defendants.

On November 8, 2010, defendants notified plaintiffs that defendants are invoking the termination provisions of the settlement agreements in those actions. Defendants have also filed with the court a notice of withdrawal from the original motions filed jointly by plaintiffs and defendants for final approval of the settlements. At this time, plaintiffs continue to support the original motions for final approval, which remain pending and subject to further proceedings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Charles Schwab Corporation

Date: November 08, 2010	By:	/s/ Joseph R. Martinetto
Joseph R. Martinetto
Executive Vice President and Chief Financial Officer